EXHIBIT 99.1

12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Keya Epps Manager, Investor Relations (302) 778-8227

GrafTech Reports Fourth Quarter and Year Ended 2005 Results

        Parma, OH – March 9, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2005.

2005 Fourth Quarter Highlights

o	Net sales increased seven percent, to $247 million, versus the fourth quarter of 2004.

o	Gross profit increased approximately 21 percent, to $68 million or 27.6 percent of net sales, as compared to $57 million, or 24.4 percent of net sales, in the fourth quarter of 2004.

o	EBITDA increased 19 percent to $49 million, before restructuring and impairment charges and other expense*, versus an EBITDA of $41 million, before such items*, in the fourth quarter of 2004.

o	Non-cash U.S. deferred tax valuation allowance net increase of $150 million resulted in a net loss of $148 million, or $(1.51) per diluted share, as compared to net income of $9 million, or $0.09 per diluted share, in the 2004 fourth quarter.

o	Income before special items* was $16 million, or $0.15 per diluted share, as compared to $12 million, or $0.11 per diluted share, in the 2004 fourth quarter.

o	Free cash flow before antitrust and restructuring payments* improved $30 million, to a positive $16 million from a negative $14 million in the 2004 fourth quarter.

*	Non-GAAP financial measures. See attached reconciliations.

2005 Annual Highlights

o	Net sales increased five percent, to $887 million, versus 2004.

o	Graphite electrode average sales revenue per metric ton increased 13 percent, to $2,846, and graphite electrode volume decreased 9 percent, to 201.3 thousand metric tons.

o	Electronic thermal management (ETM) net sales increased 58 percent, to $19 million.

o	Gross profit increased approximately 11 percent, to $232 million or 26.2 percent of net sales, as compared to $210 million, or 24.7 percent of net sales, in 2004.

o	EBITDA increased 8 percent to $159 million, before restructuring and impairment charges and other expense*, versus EBITDA of $148 million, before such items and an antitrust reserve adjustment*, for 2004.

o	Income before special items* was $44 million, or $0.43 per diluted share, the same as 2004.

o	Free cash flow before antitrust and restructuring payments* improved $31 million, to a negative $28 million from a negative $59 million for 2004.

        Craig Shular, chief executive officer of GTI, commented, “In 2005, EAF steel production was virtually flat versus 2004. Although annual 2005 EAF steel production was lower than originally expected, graphite electrode customers took their full contracted volumes for 2005, which resulted in higher customer electrode inventory levels going into 2006.”

Synthetic Graphite Segment

(Graphite electrodes, cathodes and advanced graphite materials)

        The synthetic graphite segment had net sales of $222 million in the 2005 fourth quarter as compared to $207 million in the 2004 fourth quarter. The increase was primarily due to higher prices for graphite electrodes, partially offset by lower sales volume and the negative impact of currency exchange rates. Graphite electrode sales volume was 57.9 thousand metric tons in the 2005 fourth quarter as compared to 59.9 thousand metric tons in the same period in 2004.

*	Non-GAAP financial measures. See attached reconciliations.

        Gross profit for the synthetic graphite segment was $64 million in the fourth quarter of 2005, 26 percent higher than in the same period in 2004. The increase in gross profit was primarily due to higher graphite electrode net sales, partially offset by increased production costs, mainly from increases in raw material and energy costs. Gross margin was 28.8 percent in the 2005 fourth quarter as compared to 24.6 percent in the 2004 fourth quarter.

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

        Net sales for GTI’s other segment were $25 million in both the 2005 fourth quarter and the 2004 fourth quarter. A decrease in sales of carbon refractory products was largely offset by an increase in ETM sales of approximately $1 million. Gross profit was $4 million, or 16.6 percent of net sales, in the 2005 fourth quarter as compared to $6 million, or 22.8 percent of net sales, in the 2004 fourth quarter. The decline was due to the negative effects of changes in product mix and increased energy and other production costs.

ETM Highlights

        GTI’s Advanced Energy Technology subsidiary was awarded Frost and Sullivan’s 2005 Award for Excellence in Technology for the successful development and commercialization of innovative high tech materials. It also recognizes the overall technical excellence of a company and its commitment to technology innovation.

        During the 2005 fourth quarter, GTI’s ETM solutions were approved for use in three new applications, including the first approval for use of its eGRAF® SpreaderShield™ natural graphite family of materials in a smart phone application. Smart phones are a growing segment of the new generation cell phone market, capitalizing on the growing trend of convergence of multiple functions in cell phones.

        GTI also received its first approval for the use of its ETM materials in a micro projector application, and its second approval in the ruggedized laptop segment, during the 2005 fourth quarter. Mr. Shular stated, “Efficient thermal management in electronic devices is a major challenge for manufacturers. Our ETM materials and solutions address this challenge, and at the same time enable electronic device manufacturers to capitalize on the growing trend of miniaturization and increased power in a more cost efficient manner.”

Corporate

        Selling, general and administrative and research and development expenses were $29 million in the 2005 fourth quarter as compared to $25 million in the 2004 fourth quarter. The increase was primarily due to a $1 million increase in research and development expense to support growth in the company’s ETM product line, and a $2 million increase in administrative expense, including $1 million of expense related to restricted stock granted to GTI employees during 2005 as part of the company’s long term incentive program. The company expects to recognize about $3.3 million of restricted stock expense in 2006 related to that grant. The company realized an increase of $1 million of other administrative expense.

        Other expense, net, was $4 million in the 2005 fourth quarter, primarily as a result of the negative impact of changes in currency exchange rates on the company’s euro-denominated inter-company loans.

        During the 2005 fourth quarter, GTI recorded a net restructuring charge of $9 million related to its previously announced productivity and cost savings program. The company also recorded a $3 million charge related to the impairment of its long-lived carbon electrode fixed assets in Columbia, Tennessee. The company’s carbon electrode product line is facing significant production cost increases and pricing pressure. Given the recent performance of, and outlook for, its carbon electrode product line, GTI has been exploring strategic alternatives for this product line. The company now expects to completely exit these operations over the next 12 months. GTI expects to record closure expenses of approximately $2 million in 2006 and $3 million in 2007. 2005 net sales of carbon electrodes were $36 million, with slightly negative earnings before interest and taxes. GTI has produced carbon electrodes in Columbia, Tennessee for almost 70 years. Carbon electrodes are used primarily in the production of silicon metal, which is used in the manufacture of aluminum.

        Interest expense was $14 million in the 2005 fourth quarter as compared to $12 million in the 2004 fourth quarter, primarily due to higher interest rates and higher average borrowings.

        Provision for income tax expense was $166 million in 2005 as compared to $46 million in 2004. GTI recorded a $150 million net non-cash charge in the 2005 fourth quarter to increase the valuation allowance against its U.S. deferred income tax assets. An increase to the valuation allowance was determined to be appropriate in accordance with Statement of Financial Accounting Standards No. 109. This adjustment does not affect the company’s ability to utilize the deferred income tax assets to reduce future income taxes of its U.S. taxpaying companies and does not impact any existing financial covenants or any other provisions of GTI’s existing credit or debt agreements. The majority of these tax assets represent existing and estimated excess foreign tax credits that have extensive remaining useful lives. Of the existing excess foreign tax credit carry forwards, none will expire prior to the end of 2010; specifically, $1 million will expire at the end of 2010, $17 million in 2011, $37 million in 2012, $2 million in 2013, $9 million in 2015 and $26 million in 2016 and beyond. The remaining U.S. deferred tax assets primarily represent temporary differences or other actual and estimated credits that ultimately have a life in excess of ten years.

        The effective income tax rate in 2005, excluding the adjustment described above and other special charges, was 38 percent. GTI estimates an effective 2006 book income tax rate of 37 to 40 percent and an effective 2006 cash income tax rate of 32 to 35 percent.

        Free cash flow before antitrust and restructuring payments* was $16 million in the 2005 fourth quarter, an increase of $31 million from the 2004 fourth quarter, primarily due to improved cash flow from operations. The company paid $2 million of restructuring and $5 million of antitrust related payments in the 2005 fourth quarter.

Outlook

    Mr. Shular commented on the outlook stating, “GTI expects global economic conditions to remain relatively stable in 2006, with global EAF steel production growth of approximately three percent. On the cost front, significant price increases in petroleum based raw materials and energy are expected to continue to put pressure on our costs. To combat these cost pressures, we have secured firm pricing for 70 to75 percent of our graphite electrode production costs. We anticipate holding graphite electrode production cost increases to the 10 to 12 percent range.”

        Consistent with prior years, GTI expects graphite electrode volume in the first quarter of 2006 to be the lowest quarter of the year with anticipated volume of approximately 40 thousand metric tons. The low volume quarter is due to customers taking full contract volumes in 2005 fourth quarter at lower 2005 prices, contributing to a build of their graphite electrode inventories at year end 2005. Graphite electrode volume is expected to recover in the second quarter of 2006, resulting in graphite electrode sales volume for the first half of 2006 that is expected to be similar to the first half of 2005.

      For 2006, GTI expects:

o	Relatively stable global and regional economic conditions;

o	Net sales of graphite electrodes to increase about 15 percent;

o	Net sales of ETM products of $30 million;

o	Graphite electrode sales volume of about 210 to 215 thousand metric tons;

o	Graphite electrode production cost increase of about 10 to 12 percent;

o	Non-graphite electrode gross profit growth of about $6 to $8 million;

o	Combined selling, general and administrative and research and development expenses to be about $108 to $110 million;

o	Net interest expense to increase to about $58 million, due to higher average interest rates and higher average borrowings;

*	Non-GAAP financial measures. See attached reconciliations

o	The effective book tax rate to be between 37 percent and 40 percent;

o	Capital expenditures to be approximately $45 million;

o	Depreciation expense of approximately $40 million;

o	Restructuring costs to be largely offset by asset sales;

o	Free cash flow before antitrust and restructuring payments* to be about $10 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The dial-in number is 800-218-8862 for domestic and 303-275-2170 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code #11052941. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; prices and sales of and demand for our products; strategic plans and business projects; asset sales; deleveraging activities; operational and financial performance; costs; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits or other litigation; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; possible changes in preliminary reported financial information in connection with completion of the year-end audit process; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*	Non-GAAP financial measures. See attached reconciliations

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$23,484	$5,968
Accounts and notes receivable, net of allowance for doubtful accounts of $4,001 at December 31, 2004 and $3,132 at December 31, 2005	205,981	184,580
Inventories	225,104	255,038
Prepaid expenses and other current assets	24,883	14,101

Total current assets	479,452	459,687

Property, plant and equipment	1,131,220	1,086,393
Less: accumulated depreciation	752,768	724,196

Net property, plant and equipment	378,452	362,197
Deferred income taxes	152,539	12,103
Goodwill	22,895	20,319
Other assets	34,480	32,514

Total assets	$1,067,818	$886,820

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$85,889	$92,192
Short-term debt	644	405
Accrued income and other taxes	38,162	24,826
Other accrued liabilities	98,802	96,990

Total current liabilities	223,497	214,413

Long-term debt:
Principal value	655,242	694,893
Fair value adjustments for hedge instruments	14,593	7,404
Unamortized bond premium	1,611	1,446

Total long-term debt	671,446	703,743

Other long-term obligations	149,462	107,704
Deferred income taxes	46,259	43,669
Commitments & contingencies	—	—
Minority stockholders' equity in consolidated entities	30,126	26,868
Stockholders' deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 150,000,000 shares authorized, 100,520,240 shares issued at December 31, 2004 and, 100,821,434 shares issued at December 31, 2005	1,017	1,023
Additional paid-in capital	941,075	944,581
Accumulated other comprehensive loss	(276,465)	(311,429)
Accumulated deficit	(626,307)	(751,487)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2004 and 2,455,466 shares at December 31, 2005	(85,583)	(85,621)
Less: common stock held in employee benefit and compensation trusts, 522,732 shares at December 31, 2004 and 518,301 shares at December 31, 2005	(6,709)	(6,644)

Total stockholders' deficit	(52,972)	(209,577)

Total liabilities and stockholders' deficit	$1,067,818	$886,820

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2005	2004	2005

Net sales	$231,889	$247,263	$847,701	$886,699
Cost of sales	175,263	179,025	638,186	654,342

Gross profit	56,626	68,238	209,515	232,357

Research and development	1,979	2,340	8,040	9,437
Selling, administrative and other expenses	22,708	26,400	89,369	100,439
Other (income) expense, net	3,094	4,109	21,189	18,020
Restructuring charges	(1,825)	9,335	(548)	9,729
Impairment loss on long-lived and other assets	—	2,904	—	2,904
Antitrust investigations and related lawsuits and claims	—	—	(10,901)	—
Interest expense	11,765	14,299	39,178	52,716
Interest income	(309)	(704)	(1,161)	(1,200)

	37,412	58,683	145,166	192,045

Income from continuing operations before provision for income tax and minority stockholders' share of income	19,214	9,555	64,349	40,312
Provision for income taxes	9,895	157,337	46,310	165,813

Net income of consolidated entities before minority stockholders' share of income	9,319	(147,782)	18,039	(125,501)
Less: Minority stockholders' share of income (loss)	459	182	998	(321)

Net income (loss)	$8,860	$(147,964)	$17,041	$(125,180)

Basic (loss) income per common share:

Net income (loss) per share	$0.09	$(1.51)	$0.18	$(1.28)

Weighted average common shares outstanding (in thousands)	97,523	97,808	96,548	97,689

* Diluted income (loss) per common share:

Net Income (loss) per share	$0.09	$(1.51)	$0.17	$(1.28)

Weighted average common shares outstanding (in thousands)	98,718	97,808	98,150	97,689

* Diluted income (loss) per share includes the effect of the company’s contingently convertible debt on an “as converted basis” for all periods presented in accordance with Emerging Issue Task Force Issue 04-8, “The Effect of Contingent Convertible Debt on Diluted Earnings Per Share” which was effective for reporting periods ending after December 15, 2004. The shares underlying our debenture were excluded from the if-converted method for the three months and year ended December 31, 2004 and the three months and year ended December 31, 2005 as the effect would be anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

($m)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005

Cash flow from operating activities:
Net income (loss)	$8,860	$(147,964)	$17,041	$(125,180)
Non-cash charges (credits) to net income (loss):
Depreciation and amortization	9,255	9,317	35,459	36,926
Deferred income taxes	—	149,625	26,582	154,819
Change in antitrust reserve	—	—	1,260	(119)
Restructuring charges	(1,825)	9,335	(548)	9,729
Impairment	—	2,904	—	2,904
Loss on exchange of common stock for senior notes	—	—	5,682	—
Interest expense	364	281	(2,159)	1,596
Post retirement plan changes, net	(1,759)	(3,131)	(10,341)	(14,000)
Gain on sale of assets	—	(210)	(2,847)	(748)
Fair value adjustments on interest rate caps	503	6	3,827	652
Make whole adjustment (mark-to-market)	(1,630)	144	(2,475)	(2,702)
Other non-cash charges (credits)	(12,537)	2,368	1,143	16,904

Working capital *	25,176	10,296	(167,068)	(59,902)
Increase Long-term assets and liabilities	(17,252)	(3,045)	(37,822)	(10,923)

Cash flow from (used for) operating activities	9,155	29,926	(132,266)	9,956

Investing
Capital expenditures	(28,049)	(11,873)	(59,117)	(48,071)
Patent capitalization	199	(231)	(298)	(797)
Cost of interest rate swap**	—	(6,109)	—	(14,800)
Purchase/sale of derivative instruments	(1,393)	117	(2,486)	1,913
Proceeds from sale of assets	94	550	5,591	1,374

Cash flow used for investing	(29,149)	(17,546)	(56,310)	(60,381)

Financing
Cash received from exercise of stock options	341	—	7,843	—
Short-term debt	17	(1,151)	(780)	(86)
Long-term revolving credit facility borrowings	—	48,648	—	171,138
Long-term revolving credit facility (reductions)	—	(59,410)	—	(131,562)
Long-term debt borrowings	—	306	225,000	306
Long-term debt reductions	(15,324)	(338)	(44,571)	(338)
Financing costs	—	(474)	(7,355)	(5,241)
Premium on purchase of senior notes	(3,531)	—	(3,531)	—

Cash Flow from (used for) financing	(18,497)	(12,419)	176,606	34,217

Changes in cash and cash equivalents	(38,491)	(39)	(11,970)	(16,208)
Currency translation effect on cash	657	195	1,448	(1,308)
Cash and cash equivalents-beginning of period	61,318	5,812	34,006	23,484

Cash and cash equivalents-end of period	$23,484	$5,968	$23,484	$5,968

Supplemental cash flow information:
Net cash paid during the year for:
Interest expense	758	(68)	39,052	43,547

Income taxes	—	4,483	11,967	28,183

Non-cash operating, investing, and financing activities:
Exchange of common stock for senior notes	—	—	35,000	—
Common stock issued to employee benefit	353	392	1,572	1,622

* Net changes in working capital by component:
Accounts receivable	(10,385)	(23,934)	(21,642)	(2,174)
Effect of factoring of accounts receivable	—	8,508	(44,658)	13,095
Inventories	378	(3,551)	(6,276)	(45,430)
Prepaid expenses and other current assets	360	3	(1,018)	(1,018)
Antitrust investigations and related lawsuits and claims	(3,273)	(4,500)	(83,480)	(16,900)
Increase (decrease) in payables and accruals	40,047	35,694	6,859	(805)
Restructuring payments	(1,951)	(1,924)	(16,853)	(6,670)

Working capital	$25,176	$10,296	$(167,068)	$(59,902)

**	The company has revised its consolidated statement of cash flows to attribute cash flows associated with interest rate swaps to cash flow used for investing from cash flow used for financing activities.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	Q4 2004	Year 2004	Q4 2005	Year 2005
NET SALES:
Synthetic Graphite	$206,738	$752,436	$222,412	$784,148
Other	25,152	95,265	24,850	102,551

Total	$231,890	$847,701	$247,262	$886,699

GROSS PROFIT:
Synthetic Graphite	$50,900	$186,854	$64,126	$210,928
Other	5,726	22,661	4,113	21,429

Total	$56,626	$209,515	$68,239	$232,357

GROSS PROFIT MARGIN:
Synthetic Graphite	24.6%	24.8%	28.8%	26.9%
Other	22.8%	23.8%	16.6%	20.9%

Total	24.4%	24.7%	27.6%	26.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings Per Share Reconciliation

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2005

Net income (loss) of $0.09 and ($1.51) per diluted share, respectively	$8,860	$(147,964)

Adjustments, net of tax:

Restructuring and impairment	(1,792)	8,652

Antitrust reserve adjustment	28	—

Special non-cash tax charge	2,786	152,643

Income after adjustments	$9,882	$13,331

Plus: Other (income) expense, net, net of tax	1,840	2,547

Income after adjustments and other (income) expense, net	$11,722	$15,878

Less: Interest benefits, net, from accelerated amortization of gains on interest rate swaps, net of tax	(772)	—

Income before restructuring, impairment, antitrust reserve adjustment, special tax charge, other (income) expense, net and interest benefit from accelerated amortization of gains on interest rate swaps of $0.11 and $0.15 per diluted share, respectively	$10,950	$15,878

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings Per Share Reconciliation

	Year ended December 31, 2004	Year ended December 31, 2005

Net income of $0.17 and $(1.28) per diluted share, respectively	$17,041	$(125,180)

Adjustments, net of tax:

Restructuring and impairment	(802)	8,968

Antitrust reserve adjustment	(11,359)	—

Special non-cash tax charge	28,236	149,116

Income after adjustments	$33,116	$32,904

Plus: Other (income) expense, net, net of tax	13,526	11,272

Income after adjustments and other (income) expense, net	$46,642	$44,176

Less: Interest benefit, net, from accelerated amortization of gains on interest rate swaps, net of tax	(2,850)	—

Income before restructuring, impairment, antitrust reserve adjustment, special tax charge, other (income) expense, net, and interest benefit from accelerated amortization of gains on interest rate swaps of $0.43 and $0.43 per diluted share, respectively	$43,792	$44,176

        The non-GAAP earnings per diluted share include 13.6 million shares underlying our contingently convertible debt and exclude approximately $5 million ($3 million after tax) of convertible debenture interest expense.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA, CASH FROM OPERATIONS, FREE CASH FLOW AND NET DEBT GUIDANCE DATA: Earnings, EBITDA, cash from operations, free cash flow and net debt guidance is provided on a GAAP basis assuming that changes in interest rates will be the same as current market expectations of future LIBOR rates, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to among other things, re-measurement of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, such guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        In the 2004 fourth quarter, the Emerging Issues Task Force reached a final consensus that the diluted effect of contingently convertible debt must be considered in calculating dilutive earnings per share regardless of whether the triggering contingency has been satisfied. For GTI, this accounting change results in the addition of 13.6 million common shares to the shares outstanding. Accordingly, diluted earnings per share outlook for 2006 is based upon 112.6 million weighted average shares outstanding for the full year. Note that the diluted earnings per share outlook also excludes the interest expense on the contingently convertible debt of $5 million ($3 million after tax) in accordance with accounting literature effective December 15, 2004.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	Q4 2004	2004 Year	Q4 2005	2005 Year
Net income (loss)	$8,860	$17,041	$(147,964)	$(125,180)

Add back:
Minority stockholders' share of income	459	998	182	(321)
Provision for (benefit from) income taxes	9,895	46,310	157,337	165,813
Interest expense	11,765	39,178	14,299	52,716
Interest income	(309)	(1,161)	(704)	(1,200)
Depreciation and amortization	9,255	35,459	9,317	36,926

EBITDA	$39,925	$137,825	$32,467	$128,754

Antitrust investigations and related lawsuits and claims	-	(10,901)	-	-

Restructuring & impairment losses on long- lived and other assets	(1,825)	(548)	12,239	12,633
Other (income) expense, net, included above	3,094	21,189	4,109	18,020

EBITDA before antitrust related charges, restructuring and impairment charges, and other (income) expense, net	$41,194	$147,565	$48,815	$159,407

EBITDA before antitrust related charges, restructuring and impairment charges, and other (income) expense, net, as a percent of net sales	17.8%	17.4%	19.7%	18.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow
	Q4 2004	2004 Year	Q4 2005	2005 Year
Cash flow provided by (used for)
operating activities	$9,155	$(132,266)	$29,926	$9,956

Less:
Change in accounts receivable factoring	—	(44,658)	8,508	13,095
Capital expenditures	28,049	59,117	11,873	48,071

Free Cash Flow	(18,894)	(146,725)	9,545	(51,210)

Add back legacy payments
Antitrust investigations and related lawsuits and
claims, net	3,273	71,317	4,500	16,900
Restructuring payments	1,951	16,853	1,924	6,670

Free Cash Flow before legacy payments	$(13,670)	$(58,555)	$15,969	$(27,640)

NOTE ON EBITDA, CASH FROM OPERATIONS AND FREE CASH FLOW RECONCILIATIONS: EBITDA, cash from operations and free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such non-GAAP financial measures as well as other financial measures in connection with its decision-making activities. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation

	12/31/04	12/31/05
Long-term debt	$671,446	$703,743
Short-term debt	644	405

Total debt	$672,090	$704,148
Less:
Fair value adjustments for hedge instruments	14,593	7,404
Unamortized bond premium	1,611	1,446
Cash and cash equivalents	23,484	5,968

Net debt	$632,402	$689,330

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $7 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.